PARTIAL TRANSACTION REVERSAL
                                    AGREEMENT

      This PARTIAL TRANSACTION REVERSAL AGREEMENT ("the Agreement") is entered into as of the 27th day of July, 2001, by and between MediQuik Services, Inc., a Delaware corporation ("MediQuik"), MiraQuest Ventures, LLC, an Idaho limited liability company ("MiraQuest"), Ball Investors, LLC, an Idaho limited liability company ("Lender"), and the Allen and Connie Ball Living Trust created under that certain Trust Agreement dated January 6, 1990 ("Ball"), herein collectively referred to as "the parties," for the purposes and considerations hereinafter set forth.

                                 R E C I T A L S

      WHEREAS, MediQuik and MiraQuest negotiated and entered into that certain STOCK PURCHASE AGREEMENT, dated June 30, 2000 (the "Transaction") wherein MiraQuest acquired (i) 7,048,996 shares of common stock of MediQuik (the "MediQuik Common Shares"); (ii) 513,266 shares of Series "A" convertible preferred stock of MediQuik (the "MediQuik Preferred Shares"), convertible into 10,265,320 shares of MediQuik common stock; and (iii) a warrant for the purchase of an additional 650,000 shares of common stock of MediQuik, exercisable at a price of $.60 per share (the "MediQuik Warrant") (hereinafter collectively referred to as the "MediQuik Securities"); and

      WHEREAS, in connection with the Transaction, MediQuik received from MiraQuest 7,251,600 membership units of MiraQuest (the "MiraQuest Member Units" or "MiraQuest Securities") and $2,000,000.00 cash; and

      WHEREAS, as a result of the Transaction, MediQuik became a majority-owned subsidiary of MiraQuest; and

      WHEREAS, subsequent to the Transaction, MediQuik entered into a loan transaction with Lender in the principal amount of $500,000.00 (the "Loan"); and

      WHEREAS, the terms, conditions and consideration for the Loan were set forth in that certain PROMISSORY NOTE, LOAN AGREEMENT, AND SECURITY AND PLEDGE AGREEMENT (the "Loan Documents"); and

      WHEREAS, in connection with the Loan, MediQuik issued to Lender a warrant to purchase shares of common stock of MediQuik upon terms, conditions and ratios set forth in the Loan Documents (the "Fee Warrant"); and

      WHEREAS, in the course of its business operations, MediQuik incurred a disputed indebtedness to a certain vendor ("Everfill") which indebtedness was subsequently acquired by Ball; and


PARTIAL TRANSACTION REVERSAL AGREEMENT - 1

      WHEREAS, Mediquik and Ball have agreed that the Everfill indebtedness is $90,000 (hereinafter referred to as the "Ball Note"); and

      WHEREAS, the parties are desirous of partially reversing the Transaction, re-structuring the Loan and related Fee Warrant, and re-structuring the Ball Note for the purpose of attracting outside investors and/or merger partners for MediQuik.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, the parties hereby mutually AGREE as follows:

      1. Incorporation. The abovementioned recitals are incorporated herein as if set forth verbatim at this point.

      2. The Loan. MediQuik agrees to transfer at Closing to Lender 2,966,102 MiraQuest Member Units in partial satisfaction of the Loan. Lender agrees to surrender at Closing to MediQuik all warrants and other rights provided in the Loan Documents in satisfaction of Lender's rights and interests in the Loan.

      3. The Ball Note. MediQuik agrees to transfer at Closing to Ball 533,898 MiraQuest Member Units in partial satisfaction of the Ball Note. Ball agrees to surrender at Closing to MediQuik all rights associated with the Ball Note.

      4. Partial Redemption Of Consideration for Transaction:

            4.1. MediQuik shall redeem, and MiraQuest shall deliver to MediQuik, at Closing, all of the MediQuik Preferred Shares held by MiraQuest.

            4.2 MediQuik shall redeem, and MiraQuest shall deliver to MediQuik, at Closing, 6,048,996 MediQuik Common Shares held by MiraQuest (MiraQuest shall retain its original ownership in the 1,000,000 MediQuik Common Shares purchased by MiraQuest for $2,000,000 cash).

            4.3 MiraQuest shall redeem, and MediQuik shall deliver to MiraQuest, at Closing, 3,751,600 of the MiraQuest Member Units held by MediQuik, representing the total number of remaining MiraQuest Member Units held by MediQuik.

            4.4 MediQuik agrees to transfer at Closing to MiraQuest the Loan and all rights and other property provided for in the Loan Documents. MediQuik shall issue a warrant permitting MiraQuest to purchase 3,571,428 shares of common stock of MediQuik at a price of $0.28 per share. The terms of such


PARTIAL TRANSACTION REVERSAL AGREEMENT - 2
                  warrant shall be the same as the warrant as provided for in the Loan Documents.

            4.5 MediQuik agrees to transfer at Closing to MiraQuest the Ball Note and all rights associated with that obligation.

            4.6 MiraQuest agrees to convert at Closing the Loan to 1,785,714 shares of MediQuik common stock (at $.0.28/share).

            4.7   MiraQuest and MediQuik agree to convert at Closing the Ball
                  Note into $90,000 equal to 4500 shares at $20.00 (twenty) per share of Class B preferred stock of MediQuik and transfer such preferred stock to MiraQuest. The preferred stock shall be preferred as to liquidation.

            4.7. MiraQuest or its assigns shall retain the MediQuik Warrant, which shall remain unchanged and unaffected by this Agreement.

      5. Equity Contribution. MediQuik acknowledges that prior to Closing, MiraQuest made an additional cash equity contribution to MediQuik in the amount of $500,000.00, on terms heretofore agreed and approved by the Board of Directors of MediQuik and the Board of Managers of MiraQuest and as outlined in the Equity Investment Agreement and the Convertible Debenture Agreement (Exhibit C&D), which shall remain unchanged and unaffected by this Agreement. The $500,000.00 contribution resulted in, as outlined in these agreements, the purchase by MiraQuest of 1,785,714 shares of MediQuik common stock at $0.28 per share and Warrants to purchase an additional 5,357,142 shares of common at an exercise price of $0.28 per share.

      6. Further MediQuik Common Shares Redemption. Upon the following events, MiraQuest agrees to sell, and MediQuik agrees to purchase, a sufficient number of shares of MediQuik Common Shares or Warrants for such shares (held by MiraQuest in connection with the Transaction) for the nominal consideration of $$0.0001/share, in order to ultimately reduce MiraQuest's total ownership in MediQuik to 3,604,956 Common Shares :


PARTIAL TRANSACTION REVERSAL AGREEMENT - 3

            6.1. The funding of a capital investment into MediQuik by a third-party investor or investors in the amount of $3,000,000; or

            6.2. If the funding to MediQuik by a third-party investor is less than $3,000,000, but at least $500,000, MiraQuest agrees to reduce its ownership proportionately (the actual amount invested [up to $3,000,000] to be divided by $3,000,000 and multiplied by the percentage reduction that is required to reduce its ownership in MediQuik to 3,604,956 Common Shares.) As set forth on Schedule A, MiraQuest shall first surrender upon a capital event all warrants and other rights to acquire, and then stock ownership shall be relinquished.

            6.3. Applicability of Injunctive Remedies: The parties acknowledge that the MediQuik Common Shares that are subject to the aforementioned redemption provisions are unique and irreplaceable and that, in the applicable circumstances, the failure of MiraQuest to transfer and surrender the subject shares to MediQuik would cause irreparable injury to MediQuik if injunctive relief is not granted.

            6.4. Injunctive Relief in General: The parties acknowledge that the failure of MiraQuest to transfer and deliver the subject MediQuik Common Shares to MediQuik, in accordance with the terms of this agreement, would damage MediQuik in a way that could not be adequately compensated by monetary damages. The parties therefore agree that the breach or threatened breach of this obligation may appropriately be restrained by an injunctive order, granted by a court of appropriate jurisdiction.

            6.5. Specific Performance: The parties agree and acknowledge that, in accordance with the applicable provisions herein, the failure of MiraQuest to timely convey the MediQuik Common Shares that are subject to the redemption provisions of this agreement would result in damage to MediQuik that could not be adequately compensated by a monetary award. The parties therefore agree that, if MiraQuest fails to perform the covenants incumbent upon it under the terms of this agreement, MediQuik may appropriately seek an order from a court of appropriate jurisdiction requiring MiraQuest to specifically perform those covenants.

            6.6. Cumulative Remedies: The injunctive relief granted in this agreement to MediQuik, in the event of default, is cumulative and the exercise of such rights shall be without prejudice to the enforcement of any other right or remedy authorized by law or this agreement.

      7. Relinquishment of Board Control by MiraQuest:

            7.1 Upon execution of this Agreement, MiraQuest shall relinquish a sufficient number of seats to give up its current majority position as to the Board of Directors of MediQuik, however, MiraQuest shall retain its right to Board representation proportionate to its then current actual ownership interest, except to the extent that such representation would represent a controlling majority. For purposes of this section, the seat currently maintained by Gene Kusmierz shall not be considered a seat designated by MiraQuest.

            7.2. Upon Closing, MediQuik agrees to relinquish its seat on the MiraQuest Board of Managers.

      8. Closing: The closing of the transaction(s) and events contemplated in this Agreement ("Closing") shall be held on July 27th, 2001, at MiraQuest's headquarters, located at 3749 N. Cloverdale Road, Boise, Idaho 83713, or at a time and in the manner mutually agreed to by the parties.

      9. REPRESENTATIONS AND WARRANTIES:

            9.1. Representations of MediQuik: MediQuik hereby represents and warrants to MiraQuest that the following statements are true and correct as of
Closing:

                  9.1.1 Organization, Good Standing and Qualification. MediQuik is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. MediQuik has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. MediQuik is duly qualified, is authorized to transact business, and is in good standing as a foreign corporation in all jurisdictions in which the nature of its current activities and properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on MediQuik or its business and properties. MediQuik has previously furnished MiraQuest or counsel to MiraQuest with copies of its Articles of Incorporation and Bylaws (the "Charter Documents"). Said copies of the Charter Documents are true, correct and complete and contain all amendments as of Closing.

                  9.1.2 Corporate Power. MediQuik will have at Closing all requisite legal and corporate power (i) to execute and deliver this Agreement, and (ii) to carry out the provisions of this Agreement.

                  9.1.3. Governmental Consents: No consent, approval, order, or authorization of, or designation, declaration, registration, qualification or filing with, any local, state or Federal governmental authority is required on the part of MediQuik in connection with MediQuik's valid execution, delivery and performance of this Agreement, and the transactions contemplated hereby, including without limitation, its sale, issuance or exchange of the Securities, except (i) the filing of the Series A Preferences with the Secretary of State of the State of Delaware, and (ii) the filing of Form 8-K with the Securities and Exchange Commission ("SEC"), and (iii) any other post-closing filing as may be required under SEC Regulation D or any applicable state "Blue Sky" securities laws, all of which MediQuik will file within the time periods required.

                  9.1.4. Valid Sale, Issuance or Exchange of Securities: The Securities that are the subject of this Agreement, when sold, issued or exchanged in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement and applicable Federal and state securities laws. Subject to the provisions of Section 9.1.3 above, the Securities will be sold, issued or exchanged in compliance with all applicable Federal and state securities laws. Neither MediQuik nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Securities to any person or persons so as to bring the sale, issuance or exchange of the Securities by MediQuik within the registration provisions of the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws. Except as set forth in Section 9.1.3 above, no governmental orders, permissions, consents, approvals or authorizations are required to be obtained and no registrations or declarations are required to be filed in connection with the execution and delivery of this Agreement and the sale, issuance or exchange of the Series A preferred stock or common stock, except such as has been duly and validly obtained or filed, or with respect to any filings that must be made after the Closing, as will be filed in a timely manner.

                  9.1.5 Authorization. All corporate action on the part of MediQuik, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, and the performance of all obligations of MediQuik hereunder, has been taken or will be taken prior to Closing, and this Agreement, when executed and delivered by MediQuik, will constitute a valid and legally binding obligation of MediQuik, enforceable against MediQuik in accordance with its respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors' rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

                  9.1.6. Exempt Offering: Assuming the accuracy of the representations and warranties contained herein, and completion of any filings required under Section 9.1.3(iii) above, the sale, issuance or exchange of the Securities will be exempt from the registration and prospectus delivery requirements of Section 5 of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state "Blue Sky" and securities laws, rules and regulations. Neither MediQuik nor any authorized agent acting on its behalf will take any action hereafter that would cause the loss of such exemptions.

                  9.1.7. Compliance with Laws; Permits: To the best of its knowledge, MediQuik is not in violation, in any material respect, of any applicable statute, law, ordinance, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties and assets, including without limitation, regulations concerning hazardous or toxic wastes, materials or substances, pollutants or contaminants and tax statutes and regulations, the violation of which would materially and adversely affect the business, assets, liabilities, condition (financial or otherwise) operations or prospects of MediQuik. MediQuik has all franchises, permits, licenses and any similar authority ("Governmental Authorizations") necessary for the conduct of its business as now being conducted by it, the lack of which or failure to obtain would materially and adversely affect the business, properties, condition (financial or otherwise), operations or prospects of MediQuik, and believes it can obtain, without undue burden or expense, any similar authority for the conduct of its business as planned to be conducted. All such Governmental Authorizations are in full force and effect, and no violations have been communicated in writing to MediQuik in respect of same and no proceeding is pending or, to MediQuik's knowledge, threatened toward the revocation of any such franchises, licenses, permits and any similar authority.

                  9.1.8 Compliance With Other Instruments: MediQuik is not, and will not by virtue of entering into and performing this Agreement, or the transactions contemplated hereunder, be in violation or default in any material respect of any provision of its Charter Documents or of any term or provision of any mortgage, indenture, contract, lease agreement or instrument to which it is a party or by which it is bound or of any judgment, order, writ, decree or to its knowledge, statute, rule, regulation or restriction applicable to MediQuik which could have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise), operations or prospects of MediQuik. The execution, delivery and performance by MediQuik of this Agreement, the sale, issuance or exchange of the Securities pursuant hereto and pursuant to the Series A Preferences, and the consummation of the other transactions contemplated hereby, will not, with or without the passage of time or giving of notice, result in any such violation or be in conflict with or constitute a default under any of the above, or result in the creation of any mortgage, pledge, lien, charge, or encumbrance upon any of the properties or assets of MediQuik or the suspension, revocation, impairment, forfeiture or non-renewal of any permit, license, authorization or approval applicable to MediQuik, its business or operations, or any of its assets or properties. MediQuik has avoided every condition, and has not performed any act, the occurrence of which would result in MediQuik's loss of any material right under any license, permit, contract or any other agreement.

                  9.1.9 Capitalization. Immediately prior to the Closing, the authorized capital stock of MediQuik will consist of: (i) 50,000,000 shares of common stock, of which 13,504,096 shares are issued and outstanding, and (ii) 1,004,500 shares of Preferred Stock, 1,000,000 of which are designated "Series A preferred Stock" with 513,266 such shares issued and outstanding and 4500 of which are designated " Class B Preferred Stock" with none issued and outstanding. No other shares of capital stock are outstanding. All issued and outstanding shares of the Company's capital stock have been duly and validly authorized and issued and are fully paid and are nonassessable. The Class B Preferred Stock has the rights, preferences, privileges and restrictions as set forth in Exhibit B. The Company has reserved 8,928,570 shares of common stock reserved for issuance under the MiraQuest Warrants.

            9.2. Representations of MiraQuest.

                  9.2.1 Authorization. MiraQuest has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement, to deliver the Securities and to carry out and perform MiraQuest's obligations under the terms of this Agreement as applicable. All action on MiraQuest's part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to Closing. Upon its execution and delivery, this Agreement will be a valid and binding obligation of MiraQuest, enforceable in accordance with its respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally; and (ii) general principles of equity that restrict the availability of equitable remedies.

                  9.2.2 Consents. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or banking authority on the part of MiraQuest required in connection with the consummation of the transactions contemplated in this Agreement have been or shall have been obtained prior to and be effective as of Closing.

            9.3. Representations of Lender.

                  9.3.1 Authorization. Lender has all necessary power and authority under all applicable provisions of law to execute and deliver this Agreement, to deliver the Securities and to carry out and perform Lender's obligations under the terms of this Agreement as applicable. All action on Lender's part required for the lawful execution and delivery of this Agreement has been or will be effectively taken prior to Closing. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Lender, enforceable in accordance with its respective terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally; and (ii) general principles of equity that restrict the availability of equitable remedies.

                  9.3.2 Consents. All consents, approvals, orders, authorizations, registrations, qualifications, designations, declarations or filings with any governmental or banking authority on the part of Lender required in connection with the consummation of the transactions contemplated in this Agreement have been or shall have been obtained prior to and be effective as of Closing.

      10. REPRESENTATIONS OF ALL PARTIES.

            10.1 Legends. The parties acknowledge that the Securities sold, issued or exchanged hereunder may bear one or all of the following legends:

                  (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO MEDIQUIK THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933."

                  (b) Any legend required by the Blue Sky laws of any state to the extent such laws are applicable to the shares represented by the certificate so legended.

            10.2. Confidentiality. Each party hereto agrees that, except with the prior written permission of the other party, it shall at all times keep confidential and not divulge, furnish or make accessible to anyone any confidential information, knowledge or data concerning or relating to the business or financial affairs of the other party to which such party has been or shall become privy by reason of this Agreement, discussions or negotiations relating to this Agreement, the performance of its obligations hereunder or the ownership of Securities purchased hereunder. The provisions of this Section 10.2 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by the parties hereto with respect to the transactions contemplated hereby. Notwithstanding the foregoing, nothing herein shall prevent any party from disclosing (i) such information which has been publicly disclosed, (ii) such information which becomes available to the party on a non-confidential basis from a source other than a party hereto, provided that such source is not bound by a confidentiality agreement with such party, (iii) information required to be disclosed pursuant to subpoena or other court process or otherwise required by law and (iv) such information was known to such party prior to its first receipt from the other party. The parties acknowledge that MiraQuest may from time to time desire to share information about the Company with prospective investors in MiraQuest or its affiliates, and MiraQuest may do so upon obtaining the Company's prior consent, which consent shall not be unreasonably withheld.

            10.3 Accredited Investor. Each party represents and warrants that it is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and is familiar with the foregoing Regulation D. Each party acknowledges that each of MiraQuest and MediQuik is in the development stage and has a limited operating history and that an investment in the securities of either involves a high degree of risk. Each party is able to fend for itself in evaluating and consummating the transactions contemplated by this Agreement, can bear the economic risk of its investment (including a possible complete loss of such investment) for an indefinite period of time and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. Each party is entering into this Agreement without knowledge of any public solicitation or general advertising by the Company related to the Securities.

            10.4 Represented by Counsel. Each party represents and warrants that it was represented by separate legal counsel in connection with this Agreement and the transactions contemplated thereby.

      11. Releases.

            11.1 General Release. MediQuik hereby acknowledges that MiraQuest has completely discharged all of its obligations in connection with the Transaction or arising in any way therefrom. The parties hereto release, acquit and forever discharge each other from any and all claims for damages of any kind, known or unknown, which may exist as of or prior to the date of Closing, or arising out of or in any way related to the matters described in this Agreement or the Transaction.

            11.2 Specific Release of MiraQuest's Obligation to Obtain Future Funding. As of the date of Closing, MediQuik fully and completely releases and discharges MiraQuest from any and all of its obligations to obtain or provide future funding for MediQuik's growth, as previously set forth in section 6.5 of the Stock Purchase Agreement.

      12. General Provisions.

            12.1. Governing Law. This Agreement shall be governed by the laws of the State of Idaho and is made, performable and enforceable in Boise, Ada County, where any action for its enforcement shall be maintained.

            12.2. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of , and be binding upon, the successors, heirs, assigns, executors and administrators of the parties hereto.

            12.3. Entire Agreement. This Agreement, the Stock Purchase Agreement, the Loan Documents and the other documents or instruments delivered pursuant hereto or in connection herewith constitute the full and entire understanding and agreement between the parties with regard to the subject matter herein and may not be amended, waived or altered without the express written consent of the parties hereto.

            12.4. Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            12.5. Counterparts. This Agreement may be executed in one or more counter parts, each of which, when taken together, shall be deemed to constitute one and the same instrument. A fully executed facsimile of this Agreement shall also be deemed as an original.

            12.6. Notices. All notices required or contemplated by this Agreement shall be made to the parties at the addresses affixed hereto unless notified otherwise by a party.

      SIGNED AND EFFECTIVE as of the date first above stated.


      MEDIQUIK SERVICES, INC.             MIRAQUEST VENTURES, LLC

      By:    /s/ Robert Teague            By:    /s/ Mark Renberg
      Name:  Robert Teague, MD            Name:  Mark Renberg
      Title: CEO                          Title: CEO

      4299 San Felipe, Suite 300          960 Broadway, Suite 250
      Houston, Texas 77027                Boise, Idaho 83706

      BALL INVESTORS, LLC

      By: /s/ Allen Ball
      Name: Allen Ball
      Title:

      5465 South 5th West
      Idaho Falls, Idaho 83404

      Allen and Connie Ball Living Trust (created under Trust Agreement dated January 6, 1990)

      By: /s/ Allen Ball
      Name: Allen Ball
      Title:

      5465 South 5th West
      Idaho Falls, Idaho 83404

                                    EXHIBIT A
                                       TO
                     PARTIAL TRANSACTION REVERSAL AGREEMENT


MiraQuest/MediQuik Unwind Agreement
                   Ownership Effect

                                         MediQuik                                     Preferred
                  As is                   Common     Warrants   Options   Warrants       Stock                     Total
                                         --------
                    Other ownership      6,455,100    532,500   773,863    650,000                                8,411,463
                          MiraQuest      7,048,996                                      513,266                   7,562,262
                                    -----------------------------------------------------------                 -----------
            Total - Prior to Unwind     13,504,096    532,500   773,863    650,000      513,266                  15,973,725
                                    -----------------------------------------------------------                 -----------

          Unwind
                          MiraQuest     (6,048,996)                                    (513,266)                 (6,562,262)
        MiraQuest $500,000 cap cont      1,785,714                       5,357,142                                7,142,856
     Ball Inv. / MiraQuest cap cont      1,785,714                       3,571,428                                5,357,142
                           Everfill                                                       4,500  $20 per share        4,500
                                    -----------------------------------------------------------                 -----------
                      Unwind effect     (2,477,568)                      8,928,570     (508,766)                  5,942,236
                                    -----------------------------------------------------------                 -----------
       After Unwind
                    Other ownership      6,455,100    532,500   773,863    650,000            0                   8,411,463
                          MiraQuest      4,571,428          0         0  8,928,570        4,500                  13,504,498
                                    -----------------------------------------------------------                 -----------
                 Total After Unwind     11,026,528    532,500   773,863  9,578,570        4,500                  21,915,961
                                    ===========================================================                 ===========

   MiraQuest investment:
                      Original Cash      2,000,000
                        Contibution        500,000
                       Contribution        500,000
                       Contribution         90,000
                                    --------------
                                         3,090,000
                                    ==============

           30% Capital Contribution
    Total projected ownership After
                MiraQuest Reduction                                                                              12,016,376
                                                                                                                ===========

                    Other ownership      6,455,100    532,500   773,863    650,000            0                   8,411,463
                MiraQuest preferred                                                       4,500                       4,500
                          MiraQuest      3,604,913          0         0          0            0                   3,604,913
                                    -----------------------------------------------------------                 -----------
                              Total     10,060,013    532,500   773,863    650,000        4,500                  12,020,876
                                    ===========================================================                 ===========

                                    EXHIBIT B
                                       TO
                     PARTIAL TRANSACTION REVERSAL AGREEMENT

                    DESIGNATION OF PREFERENCES, LIMITATIONS,
                             AND RELATIVE RIGHTS OF
                MEDIQUIK SERVICES, INC. SERIES B PREFERRED STOCK

                  Section 1. Designation.

                  Hereby designated as "Series B Preferred Stock" are 4,500 shares of the Preferred Stock of the Corporation, with the powers, rights, preferences, qualifications, limitations and restrictions specified herein.

                  Section 2. Dividend Rights.

                  Series B Preferred Stock shall accrue a dividend at an eight percent (8%) rate. Such dividend shall be accumulative, if not paid yearly, for a maximum period of five years.

                  Section 3. Liquidation Rights.

                  (a) Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of Common Stock, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation an amount per share of Series B Preferred Stock equal to the Original Issue Price. The Original Issue Price of the Series B Preferred Stock shall be $ 20.00 per share.

                  (b) After the payment of the full liquidation preference of the Series B Preferred Stock as set forth in Section 4(a) above, the remaining assets of the Corporation legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock and Series B Preferred Stock.

                  (c) The following events shall be considered a liquidation under this Section 4, provided such event has been approved by the holders of a majority of the then outstanding Common Stock voting as a separate class:

                        (i) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation (an "Asset Transfer").

                  (d) If, upon any liquidation, distribution or winding up, the assets of the Corporation shall be insufficient to make payment in full to all holders of Series B Preferred Stock of the liquidation preference set forth in
Section 4(a) above, then such assets shall be distributed among the holders of Series B Preferred Stock at the time outstanding, ratably in proportion to the full

DESIGNATION OF PREFERENCES
060100 1700
amounts to which they would otherwise be respectively entitled.

MEDIQUIK SERVICES, INC.

By:      __________________________________________

Name:    __________________________________________

Title:   __________________________________________


DESIGNATION OF PREFERENCES
060100 1700

               EXHIBIT C TO PARTIAL TRANSACTION REVERSAL AGREEMENT

                           EQUITY INVESTMENT AGREEMENT

      THIS EQUITY INVESTMENT AGREEMENT (the "Agreement") is made and entered into on this 7 day of May, 2001, by and between MIRAQUEST VENTURES, LLC, of 3749
N. Cloverdale Road, Boise, ID 83713, an Idaho limited liability company ("MiraQuest"), and SureCare(TM)/MediQuik Services, Inc., of 4299 San Felipe, Suite 300, Houston, TX 77027, a Delaware corporation ("SureCare").

RECITALS:

      WHEREAS, SureCare desires to obtain additional investment funding in the amount of $500,000 to support its continued operations; and

      WHEREAS, MiraQuest desires to provide such investment funding to SureCare upon the following terms and conditions:

AGREEMENT:

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Terms and Conditions. MiraQuest will invest the total sum of $500,000 in SureCare over the course of the next sixty (60) days, in such amounts and on such dates to be determined in MiraQuest's sole discretion, provided, however, that said sum total of $500,000 will be wholly invested in SureCare no later than June 30, 2001, under the following terms:

            a. The $500,000 invested into SureCare pursuant to this agreement shall be treated as a debenture payable to MiraQuest as set forth in the Convertible Debenture Agreement executed contemporaneously herewith, until such time as the unwind provisions of the original Stock Purchase Agreement dated June 30, 2000 by and between MiraQuest Ventures, LLC and MediQuik Services, Inc. are in place and the proper documents are executed. MiraQuest shall then agree to immediately and contemporaneously therewith convert the debenture to shares of common stock at $ .28 per share; and

            b. SureCare will issue 3:1 stock warrants to MiraQuest for each share of stock converted pursuant to subparagraph (a) above; each warrant will be exercised at the discretion of MirQuest with immediate vesting at an exercise price per share of $.28; and

            c. Neither the shares of stock to be converted and issued pursuant to this Agreement, nor the warrants and shares issuable upon exercise of the warrants, have been registered under the Securities Act of 1933 (the "Act") or under any applicable state securities law or regulation. The shares of stock purchased pursuant to this Agreement, and the warrants and shares issuable upon exercise of the warrants, are restricted securities within the meaning of Rule 144 promulgated under the Act and resales thereof are subject to the limitations imposed under such rule; and

            d. The shares to be purchased pursuant to this Agreement and the shares issuable upon exercise of the warrants shall bear a legend in substantially the same form attached hereto as Exhibit A.

      2. Confidentiality. Each party hereto agrees, except with the prior written consent of the other party, to maintain at all times the confidentiality of all information, knowledge or data concerning or relating to the business or financial affairs of the other party revealed as a result of this transaction, and discussions or negotiations relating to this Agreement or the performance thereof.

      3. Attorneys Fees. In the event that any dispute may arise between the parties under this Agreement resulting in litigation, the prevailing party in such dispute shall be entitled to recover from the non-prevailing party all costs and expenses, including reasonable attorneys fees and costs, incurred in enforcing the terms of this Agreement.

      4. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Idaho.

      5. Modifications and Amendments. This Agreement may be amended or modified only by a subsequent instrument in writing and signed by the parties.

      6. Termination. This Agreement shall continue in full force and effect from the date hereof through the earliest of the following, upon which it shall terminate in its entirety:

            a.    June 30, 2001;
            b. The date upon which MiraQuest fully invests the sum of $500,000 in SureCare; or
            c.    Upon the mutual written consent of the parties.

Accepted and agreed to:

MiraQuest Ventures, LLC                   SURECARE(TM)/MEDIQUIK SERVICES, INC.


By: /s/ Mark Renber                       By: /s/ Robert Teague
   -----------------------------             -----------------------------------
   Mark Renberg, CEO                         Robert Teague, CEO

Date:     5-7-01                          Date:         5-7-01
     ----------------------------              ---------------------------------

                                    EXHIBIT A

      Stock sold or issued pursuant to this Agreement shall be ascribed with the following legend:

            "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMEMDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISIONS OF THAT ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION IS OBTAINED (WHICH COUNSEL AND OPINION MUST BE SATISFACTORY TO THE CORPORATION) STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION AND THE REGISTRATION REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS OR REGULATIONS."

               EXHIBIT D - PARTIAL TRANSACTION REVERSAL AGREEMENT

                  CONVERTIBLE DEBENTURE AGREEMENT- COMMON STOCK
$ 500,000                                                           Boise, Idaho
                                                                     May 4, 2001

      FOR VALUE RECEIVED, subject to the terms and conditions hereinafter set forth, the undersigned, SURECARE (TM), a Delaware Corporation, formerly known as MEDIQUIK SERVICES, INC., ("BORROWER") hereby promises to pay to the order of MIRAQUEST VENTURES, LLC, an Idaho Limited Liability Company ("LENDER"), at its office at 3749 N. Cloverdale Road, Boise, Idaho 83713, in lawful money of the United States of America, the principal amount of five hundred thousand dollars ( $ 500,000 ). This debenture shall be subject to the DEBT CONVERSION provisions as listed under Section 2 below .

SECTION 1. PAYMENT OBLIGATION, COLLATERAL. The principal amount of the Convertible Debenture Agreement shall be due and payable on January 15, 2001 (the "Maturity Date"). No interest shall accrue under this Convertible Debenture through and including the Maturity Date; provided, however that if the principal amount of this Convertible Debenture has not been converted into Common Stock of the Borrower in accordance with Section 2 below or paid in full on or before the Maturity Date, the outstanding principal balance hereunder shall begin to bear interest from and after the Maturity Date until paid in full at a rate of Ten Percent (10%) per annum. This Convertible Debenture Agreement shall be secured by the Accounts Receivable of the Borrower, as well as all Inventory, Equipment (including all machinery), and furniture and fixtures now owned or hereafter acquired by the Borrower, or Proceeds from any disposition of the same.

SECTION 2. CONVERSION.

      2.1 Automatic Conversion. Subject to and upon compliance with the provisions of this Section 2.1 and the limitation set forth in
            Section 2.2 below, on the event (the "Conversion Event"), this Convertible Debenture shall convert to shares of Common Stock of the Borrower equal to the quotient of (i) a sum equal to the entire outstanding principal amount of this Convertible Debenture, divided by (ii) $ .28 per share ("Conversion Price").

      2.2 Conversion Event. The Board of Directors of the Borrower has duly adopted a resolution to unwind the original Stock Purchase Agreement dated June 30, 2000 by and between MediQuik Services, Inc. and MiraQuest Ventures, LLC, which effectively reduces MiraQuest's ownership of MediQuik. As of the date of this Convertible Debenture Agreement, the terms and conditions of said resolution agreed to by both the Board of Directors of MediQuik and the Board of Managers of MiraQuest have not been finalized and reduced to writing. Once that agreement has been drawn up and executed, this $500,000 convertible debenture shall immediately and contemporaneously therewith convert to shares of common stock of MediQuik as stated in Section 2.1 above and in the Equity Investment Agreement, executed contemporaneously herewith.

      2.3 Issuance of Certificates. As promptly after the Conversion Event as reasonably practical, Borrower shall instruct its transfer agent to issue and deliver to Lender at the address set forth on Borrowers records, without any charge to Lender, a certificate or certificates (issued in the name of Lender, for the number of full shares of Common Stock of Borrower issuable upon the conversion of this Convertible Debenture Agreement.

      2.4 Status on Conversion. Upon conversion of this Convertible Debenture Agreement, Lender shall be deemed to have become the stockholder of record of the shares of Common Stock into which this Convertible Debenture Agreement is converted at the Conversion Event.

      2.5 Conversion Price. The conversion price of this Convertible Debenture Agreement shall be $ .28 per share.

SECTION 3. DEFAULTS AND REMEDIES.

      3.1 Events of Default. The occurrence and continuance of any one or more of the following events shall constitute an "Event of Default" hereunder:

            (a) the Borrowers fail to pay any amount due under this Convertible Debenture Agreement within two days of the date when due; or,

            (b) the Borrowers fail to observe, perform or comply with any covenant, agreement or term contained in this Convertible Debenture Agreement and, if subject to remedy, the same is not remedied within 30 days after written notice from MiraQuest

      3.2 Remedies. Upon any "Event of Default" as defined in Section 3.1 above, Lender may, at its sole option, declare the entire amount of principal and accrued, unpaid interest on this Convertible Debenture Agreement (if any) immediately due and payable, by written notice to the Borrowers, in which event, the Borrowers immediately shall pay to Lender the entire unpaid principal balance of this Convertible Debenture together with accrued, unpaid interest thereon to the date of such payment. No delay or omissions of Lender to exercise any right or power occurring upon any Event of Default hereunder shall impair any such right or power or shall be construed as a waiver of any such Event of Default or an acquiescence therein. To the fullest extent permitted by law, Lender's rights and remedies under this Convertible Debenture shall be cumulative, and Lender shall have all other rights and remedies not inconsistent herewith as are provided under the Uniform Commercial Code as in effect in the relevant jurisdictions by law or in equity. No exercise by MiraQuest of one right or remedy shall be deemed an election, no waiver by Lender or any default on the part of the Borrowers shall be deemed a continuing waiver, and no delay by Lender shall constitute a waiver, election or acquiescence by it.

      3.3 Costs and Expenses. Borrower hereby agrees to pay to Lender on demand for all losses, costs and expenses, if any (including reasonable attorneys' fees), in connection with the enforcement of this Convertible Debenture Agreement against Borrower.

SECTION 4. MISCELLANEOUS.

      4.1 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Idaho, and, where applicable and except as otherwise defined herein, terms used herein shall have the meanings given them in the Idaho Uniform Commercial Code.

      4.2 Modifications and Amendments. This Agreement may be amended or modified only by a subsequent instrument in writing and signed by the parties.

      4.3 Unregistered Securities. The shares of stock issued pursuant to this Agreement have not been registered under the Securities Act of 1933 (the "Act") or under any applicable state securities law or regulation. The shares of stock issued pursuant to this Agreement are restricted securities within the meaning of Rule 144 promulgated under the Act and resales thereof are subject to the limitations imposed under such rule, and shall be ascribed with the following legend:

      "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, offered for sale, assigned, transferred or otherwise disposed of unless registered pursuant to the provisions of that act or an opinion of counsel satisfactory to the corporation is obtained (which counsel and opinion must be satisfactory to the corporation) stating that such disposition is in compliance with an available exemption from such registration and the registration requirements of applicable state securities laws or regulation."

ACCEPTED AND AGREED TO:

MiraQuest Ventures, LLC                   SureCare (TM)/MediQuik Services,Inc.


By: /s/ Mark Renberg                      By: /s/ Robert Teague
   --------------------------------          -----------------------------------
   Mark Renberg, CEO                         Robert Teague, CEO

Date:      5-7-01                         Date:         5-7-01
     ------------------------------            ---------------------------------

DESIGNATION OF PREFERENCES
060100 1700